Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

August 29, 2011

iPathETN.com/onepath An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. you Barclays invest, Bank you PLC should has filed read a registration the prospectus statement and other (including documents a prospectus) Barclays with Bank the PLC SEC has for filed the offering with the to SEC which for this more communication complete information relates. Before about Alternatively, the issuer and Barclays this offering. Bank PLC You will may arrange get these for Barclays documents Capital for Inc. free to by send visiting you the www. prospectus iPathETN. ifcom you request or EDGAR it by on calling the SEC toll-free website 1-877-764-7284, at www.sec.gov. or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are speculative and may exhibit high volatility. The Securities are also subject to certain investor fees, which will have a negative effect on the value of the Securities. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0435-0911 N OT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

iPathETN.com/onepath An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. you Barclays invest, Bank you PLC should has filed read a registration the prospectus statement and other (including documents a prospectus) Barclays with Bank the PLC SEC has for filed the offering with the to SEC which for this more communication complete information relates. Before about Alternatively, the issuer and Barclays this offering. Bank PLC You will may arrange get these for Barclays documents Capital for Inc. free to by send visiting you the www. prospectus iPathETN. ifcom you request or EDGAR it by on calling the SEC toll-free website 1-877-764-7284, at www.sec.gov. or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are speculative and may exhibit high volatility. The Securities are also subject to certain investor fees, which will have a negative effect on the value of the Securities. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0435-0911 N OT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE